Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-227612 on Form N-2 of our report dated December 24, 2018, relating to the financial statement of Lord Abbett Credit Opportunities Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information and the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

September 12, 2019